UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2001

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860-644-1551)

Not Applicable
(Former name or former address, if changes since last report)

Item 9.     Regulation FD Disclosure

See the following press release, dated May 31, 2001, announcing the Company's fourth quarter results, strategic actions and outlook:

For Immediate Release	Contact: Gary K. Bennett
May 31, 2001	(860-648-8004)

Gerber Scientific, Inc. Reports Fourth Quarter Results

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported financial results for the fourth quarter and fiscal year ended April 30, 2001. The Company highlighted the following:

Results

  Weaker economic conditions and a sustained strong dollar led to lower sales and a fourth quarter loss of $.04 per share before restructuring and other special charges;

  Cash flow from operations improved to $36.7 million for the fiscal year despite the lower operating results;

  Debt reduced by $25.0 million in the fiscal year to $169.9 million.

Strategic Actions

  Major fourth quarter restructuring taken; Company recorded restructuring and other special charges of $26.9 million pre-tax, $18.3 million after tax, or $.83 per share; annualized savings of $30 to $35 million expected.

Outlook

  Modest revenue growth expected in fiscal year 2002 to $560 to $565 million; improved earnings in range of $.45 to $.50 per share.

Fourth Quarter Impacted by Global Economic Uncertainty, Strong Dollar

Before restructuring and other special charges, the Company reported a loss of $.04 per diluted share for the fourth quarter ended April 30, 2001 on sales of $137.5 million compared with earnings of $.26 per share for the fourth quarter of last year on sales of $162.9 million. The net loss in this year's fourth quarter was $0.8 million before restructuring and other special charges, compared with net earnings of $5.8 million for the same period last year. The restructuring and other special charges in this year's fourth quarter amounted to $18.3 million after taxes, or $.83 per share and resulted in a net loss per share for the quarter of $.87. Last year's fourth quarter included a charge for $4.1 million after taxes, or $.18 per share, and resulted in net earnings per share for that quarter of $.08.

For the fiscal year, the Company reported a loss per share of $.11 before restructuring and other special charges on sales of $553.0 million. After these charges, the net loss per share for the year ended April 30, 2001 was $1.07 (note that this amount also includes a first quarter special charge). These results compared with earnings of $1.34 per diluted share before a special charge for last year on sales of $610.7 million. Diluted earnings per share for last year were $1.16 after the charge. The net loss in this fiscal year was $2.5 million before the restructuring and other special charges and $23.6 million after the charges. Net earnings were $30.0 million for last year before special charges and $25.9 million after.

Commenting on the fourth quarter results, Michael J. Cheshire, Chairman and Chief Executive Officer, said, "Fourth quarter results reflect the weakness in demand for capital equipment in each of our business segments, especially in North America. Substantial cost reductions helped narrow the loss to $.04 per share (before restructuring and other special charges) in the quarter from a $.17 per share loss in the third quarter. Working capital continued to come down and we generated over $11.0 million in cash flow in the quarter. Debt reduction continues to be a top priority. Although we remain cautious about the near term outlook for our markets and the continued strength of the dollar, the restructuring initiatives will enable Gerber Scientific to return to profitability as a leaner, more focused company."

Actions to Reduce Debt

The Company reported that asset sales and improved working capital management in the fiscal year generated improved cash flow, despite lower operating results. Cash flow from operations amounted to $36.7 million for fiscal year 2001 compared with $27.1 million in the prior year. Reductions in the Company's working capital, particularly accounts receivable and inventory, contributed to this improvement. Asset sales added to cash generation, including approximately $12.0 million received from a sale/leaseback transaction involving the Bristol, UK facility of the Company's Spandex PLC subsidiary. The Company has reduced its debt by $25.0 million since the beginning of fiscal year 2001 and is focused on generating additional cash flow to further reduce its debt level. The Company remains committed to selling certain idle facilities and is negotiating an additional sale/leaseback transaction involving its principal South Windsor, Connecticut campus. The Company also announced on February 23, 2001 that its Board of Directors voted to suspend the $.08 quarterly dividend after the February 28, 2001 payment. Suspension of the dividend will provide the Company with an additional $7.0 million per year of cash flow to be used toward lowering debt.

Weaker Foreign Currencies Lower Results

As in previous periods, weaker year-to-year foreign currency exchange rates affected the Company's results in the fourth quarter and fiscal year ended April 30, 2001. Revenue for this year's fourth quarter of $137.5 million reflected a $6.2 million adverse impact from foreign currency translation rates on a year-to-year basis. Holding currency values constant with the prior year, the 2001 fiscal year's revenue of $553.0 million would have been $32.5 million higher, or $585.5 million. Earnings per share were $.01 lower in this year's fourth quarter due to weaker currency translation rates and were $.23 lower in the fiscal year.

Profit Margins Impacted by Lower Revenue and Sales Mix

Profitability continued to be impacted by top-line weakness in the Company's three core businesses. Each segment realized lower year-to-year sales in both the fourth quarter and fiscal year with the most significant declines in the Apparel and Flexible Materials segment. Profitability was off substantially on a year-to-year basis in the Company's two largest operating segments, Sign Making and Specialty Graphics and Apparel and Flexible Materials, and to a lesser extent in the Optical Lens Processing segment.

As was the case in prior quarters, profitability in this year's fourth quarter was also impacted by lower gross profit margins. The weaker foreign currency values lowered gross profit margins as did changes in the sales mix, which favored higher margin products last year. Additionally, the geographic shift of sales this year to international markets had an adverse impact on margins, as the Company generally sells through distributors and agents in those markets.

Orders Dampened by Market Weakness and Currency Effect on Competitiveness

New orders totaled $136.2 million for the three months ended April 30, 2001, compared with $148.3 million last year. For the fiscal year, new orders amounted to $548.2 million compared with $605.1 million last year. Each of the Company's operating segments reported lower orders in the current year, with shortfalls occurring in both the European and North American markets throughout the year. In addition, orders from other international markets declined in the fourth quarter. The relative strength of the U.S. dollar offered the Company's European competitors pricing advantages, particularly in that geographic market. Weakening economic conditions in North American markets also resulted in fewer orders, particularly for equipment. Currency weakness in certain international markets (including Turkey, Brazil, and Australia) slowed orders from those markets in the fourth quarter.

Backlog at the end of this fiscal year was $40.5 million compared with $45.2 million at the beginning of the year, with the decrease occurring primarily in the Sign Making and Specialty Graphics segment. Order entry in this segment was dampened by previously reported problems experienced in the introduction of the Gerber MAXX™, a new wide-format thermal imaging system. The Company has re-introduced MAXX units to the field in "beta" testing and has received satisfactory reports on the units' performance. However, the MAXX has not yet been released for full production and remains on technical hold.

Company Restructures Operations, Takes Charges

In the fourth quarter, the Company implemented plans to reduce worldwide employment by approximately 350 employees (13 percent of its workforce), discontinue product lines, and consolidate facilities as part of its overall strategic initiative to restructure operations and reduce costs. These actions were principally in the Apparel and Flexible Materials, and Sign Making and Specialty Graphics segments, although each of the Company's operating segments was affected. These plans were the result of difficult U.S. economic conditions, general global economic uncertainty, the prolonged weakness of the Euro currency, and problems experienced in the rollout of new products. The aggregate pre-tax restructuring and other special charges were $26.9 million: $1.1 million was included in revenue (as a write-off of receivables), $10.9 million in the cost of sales, $1.8 million in selling, general and administrative expenses, and $13.1 million as restructuring charges in the consolidated statement of earnings. The aggregate charge is comprised of employee separation costs, facility exit costs, inventory write-downs, impairments of long-lived assets (principally facilities), and other charges. The goal of the restructuring actions is to reduce operating costs by $30 to $35 million on an annual basis by fiscal year 2003.

Completed Review of Strategic Alternatives for Optical Business

The Company previously reported that it completed its review of strategic alternatives for its optical lens processing unit, Gerber Coburn. Based on an extensive review and discussions with potential strategic and financial parties, Gerber Scientific, Inc. determined that Gerber Coburn will remain a business segment of the Company.

Outlook: Uncertain Global Economic Environment; Results Expected to Improve in New Fiscal Year

Given current economic conditions, the Company anticipates limited top line growth in its new fiscal year 2002, which began May 1, 2001. As previously noted, the Company currently expects sales in the range of $560 to $565 million for fiscal year 2002, a modest increase from $553 million for the fiscal year just ended. Based largely on benefits derived from the cost reduction actions taken in fiscal year 2001, the Company currently anticipates earnings per share in the range of $.45 to $.50 next fiscal year.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is the world's leading supplier of sophisticated automated manufacturing systems that enable mass customization in sign making and specialty graphics, apparel and flexible goods, and optical lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four wholly-owned subsidiaries: Gerber Scientific Products and Spandex PLC, Gerber Technology, and Gerber Coburn.

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Quarterly Reports on Form 10-Q for the quarters ended July 31, 2000, October 31, 2000, and January 31, 2001 and its Annual Report on Form 10-K for the year ended April 30, 2000, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company assumes no obligation to update or revise any forward-looking statements contained in this release.

Maxx is a trademark of Gerber Scientific Products

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED ANALYSIS OF EARNINGS

Comparison on a consolidated basis for the three months and fiscal years ended April 30, 2001 and 2000 follows:

FINANCIAL FIGURES FOR THREE MONTHS AND FISCAL YEARS ENDED APRIL 30, 2001 AND 2000

	Fourth Quarter		Fiscal Year
	2001	2000	2001	2000

Sales	$137,471,000	$162,854,000	$ 552,960,000	$610,726,000
	==========	==========	==========	==========

Earnings (loss) before charges	$ (1,350,000)	$ 8,618,000	$ (1,121,000)	$ 45,175,000
Restructuring and other special charges (1) (2)	(26,891,000)	(6,200,000)	(31,310,000)	(6,200,000)

Earnings (loss) before income taxes	$(28,241,000)	$ 2,418,000	$ (32,431,000)	$ 38,975,000

Taxes on earnings before charges (3)	$ (500,000)	$ 2,800,000	$ 1,400,000	$ 15,200,000
Tax benefit of charges	(8,600,000)	(2,100,000)	(10,200,000)	(2,100,000)

Provision (benefit) for income taxes	$ (9,100,000)	$ 700,000	$ (8,800,000)	$ 13,100,000

Net earnings (loss) before charges	$ (850,000)	$ 5,818,000	$ (2,521,000)	$29,975,000
Restructuring and other special charges, net of taxes (1)(2)	(18,291,000)	(4,100,000)	(21,110,000)	(4,100,000)

Net earnings (loss)	$(19,141,000)	$ 1,718,000	$(23,631,000)	$25,875,000
	==========	==========	==========	==========
Per share of common stock:
Basic (4)
Before charges	$ (.04)	$ .26	$ (.11)	$ 1.35
Restructuring and other special charges	(.83)	(.18)	(.96)	(.18)

	$ (.87)	$ .08	$ (1.07)	$ 1.17
	==========	==========	==========	==========
Diluted (4)
Before charges	$ (.04)	$ .26	$ (.11)	$ 1.34
Restructuring and other special charges	(.83)	(.18)	(.96)	(.18)

	$ (.87)	$ .08	$ (1.07)	$ 1.16
	==========	==========	==========	==========
Average shares outstanding:
Basic	22,038,000	22,059,000	22,017,000	22,140,000
	==========	==========	==========	==========
Diluted	22,038,000	22,209,000	22,017,000	22,390,000
	==========	==========	==========	==========

See notes on next page.

(1) Included in the fiscal year ended April 30, 2001 were restructuring and other special charges related to reductions in workforce, provisions for losses on the sale of facilities, inventory write-downs, impairments of long-lived assets, and other charges. These charges, recorded in the first and fourth quarters of the fiscal year, amounted to $31,310,000 before income taxes and $21,110,000 after taxes ($.96 per diluted share). Included in the first quarter ended July 31, 2000 were restructuring charges that amounted to $4,419,000 before income taxes and $2,819,000 after taxes ($.13 per diluted share) and in the fourth quarter ended April 30, 2001 restructuring and other special charges that amounted to $26,891,000 before income taxes and $18,291,000 after taxes ($.83 per diluted share).

(2) Included in the three and twelve months ended April 30, 2000 was a charge recorded for excess costs caused by cost overruns and inefficiencies realized in the initial production runs of products introduced in that year. This charge was included in the cost of product sales and amounted to $6,200,000 before income taxes and $4,100,000 after taxes ($.18 per diluted share).

(3) The income tax expense associated with the loss before charges in the fiscal year ended April 30, 2001 arose principally from the non-deductibility of goodwill amortization.

(4) Earnings per share information was computed separately for each period. Therefore, the sum of such quarterly share amounts may differ from the total for the year.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
	Three Months Ended April 30,
In thousands (except per share amounts)	2001	2000

Revenue:
Product sales	$125,914	$149,534
Service	11,557	13,320

	137,471	162,854

Costs and Expenses:
Cost of product sales	93,075	100,194
Cost of service	9,426	7,146
Selling, general and administrative	37,693	39,633
Research and development expenses	6,746	8,138
Goodwill amortization	2,230	2,286
Restructuring charge	13,120	---

	162,290	157,397

Operating income (loss)	(24,819)	5,457

Other income (expense)	(201)	(26)
Interest expense	(3,221)	(3,013)

Earnings (loss) before income taxes(1)	(28,241)	2,418
Provision (benefit) for income taxes	(9,100)	700

Net earnings (loss) (1)	$(19,141)	$ 1,718
	=======	=======
Per share of common stock: (1)
Basic	$ (.87)	$ .08
Diluted	$ (.87)	$ .08

Dividends	$ .08	$ .08

Average shares outstanding:
Basic	22,038	22,059
Diluted	22,038	22,209

(1) Included in the fourth quarter ended April 30, 2001 were restructuring and other special charges related to reductions in workforce, provisions for losses on the sale of facilities, inventory write-downs, impairments of long-lived assets, and other charges. These charges amounted to $26,891,000 before income taxes and $18,291,000 after taxes ($.83 per diluted share).

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
	Fiscal Year Ended April 30,
In thousands (except per share amounts)	2001	2000

Revenue:
Product sales	$504,391	$556,985
Service	48,569	53,741

	552,960	610,726

Costs and Expenses:
Cost of product sales	336,406	340,143
Cost of service	33,761	28,719
Selling, general and administrative	146,399	151,701
Research and development expenses	29,272	33,022
Goodwill amortization	8,943	8,639
Restructuring charges	17,539	---

	572,320	562,224

Operating income (loss)	(19,360)	48,502

Other income	194	1,090
Interest expense	(13,265)	(10,617)

Earnings (loss) before income taxes(1)	(32,431)	38,975
Provision (benefit) for income taxes	(8,800)	13,100

Net earnings (loss) (1)	$ (23,631)	$ 25,875
	=======	=======
Per share of common stock: (1)
Basic	$ (1.07)	$ 1.17
Diluted	$ (1.07)	$ 1.16

Dividends	$ .32	$ .32

Average shares outstanding:
Basic	22,017	22,140
Diluted	22,017	22,390

(1) Included in the fiscal year ended April 30, 2001 were restructuring and other special charges related to reductions in workforce, provisions for losses on the sale of facilities, inventory write-downs, impairments of long-lived assets, and other charges. These charges, recorded in the first and fourth quarters of the fiscal year, amounted to $31,310,000 before income taxes and $21,110,000 after taxes ($.96 per share on a diluted basis.) Included in the first quarter ended July 31, 2001 were restructuring charges that amounted to $4,419,000 before income taxes and $2,819,000 after taxes ($.13 per diluted share) and in the fourth quarter ended April 30, 2001 restructuring and other special charges that amounted to $26,891,000 before income taxes and $18,291,000 after taxes ($.83 per diluted share).

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
In thousands	April 30, 2001	April 30, 2000
Assets:
Current Assets:
Cash and short-term cash investments	$20,866	$ 22,954
Accounts receivable	98,159	121,494
Inventories	69,441	86,472
Prepaid expenses	18,965	21,042
Net assets held for sale	21,369	---

	228,800	251,962

Property, Plant and Equipment:	112,572	165,341
Less accumulated depreciation	53,022	66,121

	59,550	99,220

Intangible Assets:	243,669	245,797
Less accumulated amortization	36,112	27,419

	207,557	218,378

Deferred Income Taxes:	793	---
Other Assets:	4,493	3,276

	$501,193	$572,836
	=======	=======
Liabilities and Shareholders' Equity:
Current Liabilities:
Notes payable	$ ---	$ ---
Accounts payable	48,520	58,043
Accrued compensation and benefits	18,576	16,646
Other accrued liabilities	25,749	26,689
Deferred revenue	13,129	8,436
Advances on sales contracts	1,562	2,610

	107,536	112,424

Noncurrent Liabilities:
Deferred income taxes	---	8,608
Long-term debt	169,914	194,892

	169,914	203,500

Contingencies and Commitments:
Shareholders' Equity:
Preferred stock, no par value; authorized 10,000,000 shares; no shares issued	---	---
Common stock, $1.00 par value; authorized 65,000,000 shares; issued 22,828,742 and 22,779,651 shares	22,829	22,780
Paid-in capital	43,835	43,615
Retained earnings	180,082	210,749
Treasury stock, at cost (784,837 and 797,444 shares, respectively)	(16,138)	(16,397)
Unamortized value of restricted stock grants	(439)	(557)
Accumulated other comprehensive income (loss)	(6,426)	(3,278)

	223,743	256,912

	$501,193	$572,836
	=======	=======

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Fiscal Year Ended April 30,
In thousands	2001	2000
Cash Provided by (Used for):
Operating Activities:
Net earnings (loss)	$(23,631)	$25,875
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Depreciation and amortization	27,228	25,622
Special charges	31,310	---
Deferred income taxes	(9,401)	(1,613)
Other non-cash items	533	460
Changes in operating accounts, net of effects of business acquisitions:
Receivables	22,319	(13,980)
Inventories	6,205	(8,463)
Prepaid expenses	1,963	6,044
Accounts payable and accrued expenses	(19,796)	(6,855)

Provided by Operating Activities	36,730	27,090

Investing Activities:
Additions to property, plant and equipment	(14,757)	(22,313)
Proceeds from sale of assets	13,721	---
Business acquisitions	---	(14,744)
Intangible and other assets	(1,982)	(189)
Other, net	(3,148)	(4,491)

(Used for) Investing Activities	(6,166)	(41,737)

Financing Activities:
Purchase of common stock	---	(4,701)
Additions of long-term debt	47,000	74,566
Repayments of long-term debt	(71,978)	(53,205)
Net short-term financing	---	(1,798)
Debt issue costs	(751)	---
Proceeds from issuance of stock	113	3,305
Dividends on common stock	(7,036)	(7,089)

Provided by (Used for) Financing Activities	(32,652)	11,078

(Decrease) in Cash and Short-Term Cash Investments	(2,088)	(3,569)
Cash and Short-Term Cash Investments, Beginning of Year	22,954	26,523

Cash and Short-Term Cash Investments, End of Year	$20,866	$22,954
	======	======

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
(Registrant)

Date:	May 31, 2001	By:	/s/ Gary K. Bennett
Gary K. Bennett Senior Vice President, Finance (Principal Financial and Accounting Officer)